Translation for Reference Purposes Only

The share exchange described in this document involves the securities of a foreign company.  The transaction is subject to disclosure requirements of Japan that are different from those of the United States.  Financial information included in this document has been excerpted from financial statements prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company or its affiliates to subject themselves to a U.S. court’s judgment.

March 25, 2009
For Immediate Release

Company Name: Credit Saison Co., Ltd.
Name of Representative: Hiroshi Rinno, President and CEO
(Stock Code: 8253, First Section of Tokyo Stock Exchange)
Direct your queries to: Harumi Okada,
General Manager of Public Relations Office
(Tel: +81-3-3982-0700)

Company Name: Atrium Co., Ltd.
Name of Representative: Tsuyoki Takahashi, President and CEO
(Stock Code: 8993, First Section of Tokyo Stock Exchange)
Direct your queries to: Takushi Fujita, Head of Corporate Planning Division
(Tel: +81-3- 6205-0835)

Notification with Respect to the Conclusion of a Basic Agreement between Credit Saison Co., Ltd. and
Atrium Co., Ltd. concerning an Assumption of Debt, Third Party Allocation of New Shares
through a Debt Equity Swap and a Share Exchange

The Boards of Directors of Credit Saison Co., Ltd. (“Credit Saison”) and Atrium Co., Ltd. (“Atrium”) at their respective meetings held on March 25, 2009 approved the implementation of a proposal for Credit Saison to support the restructuring of Atrium (“Restructuring Support”).  The Restructuring Support comprises (i) financial support (the “Financial Support”), through which Atrium’s interest-bearing debt will be consolidated through the assumption by Credit Saison of debt owed by Atrium to financial institutions and other relevant transactions (the “Debt Assumption”), and Atrium will issue new shares to Credit Saison by means of a third party allocation of new shares through a debt equity swap (the “Capital Increase”); and (ii) a share exchange (the “Share Exchange”), through which Atrium will become a wholly-owned subsidiary of Credit Saison.  Pursuant to such resolutions, Credit Saison and Atrium also entered into an agreement in connection with the Debt Assumption and a basic agreement pertaining to the Restructuring Support (collectively, the “Basic Agreement”).  In connection with the foregoing, Credit Saison and Atrium would like to provide notice of the following.

1.	Purpose and Background of the Restructuring Support (Debt Assumption, Third Party Allocation of New Shares and Share Exchange)

(1)	Purpose and Background

Atrium, a consolidated subsidiary of Credit Saison, commenced operations in 1992, focusing on the Real Estate Liquidation Business.  Since then, Atrium has expanded its business to include the Loan Servicing Business, the Real Estate Loan Guarantee Business and the Strategic Investment Business and, as a core company in the Credit Saison Group’s real estate business, has contributed to the growth of the Credit Saison Group.

However, Atrium has been affected by recent events, including the significant reduction in liquidity available for real estate transactions which was triggered by the turmoil that the domestic and overseas financial markets have been experiencing since 2007.  As a result, Atrium anticipates that it will record excess liabilities causing negative net worth amounting to approximately ¥55 billion on a consolidated basis and approximately ¥55.5 billion on a non-consolidated basis as of the end of the fiscal year ended February 28, 2009.  Therefore, Atrium had to substantially revise its business results forecasts for the fiscal year ended February 28, 2009 downwards as of March 25, 2009.  In addition, the dramatic decline in liquidity in the real estate market since last year, and the substantially increased caution with which financial institutions are approaching loans in the real estate industry has resulted in financing becoming significantly more difficult for real estate brokers to whom Atrium and other real estate loan guarantee businesses mainly provide guarantees.  Because this resulted in a sudden increase in Atrium’s subrogated payments in the Real Estate Loan Guarantee Business and Credit Saison, Atrium’s primary secured creditor, provided Atrium with financing to cover such payments, the amount that Atrium owes to Credit Saison on a non-consolidated basis as of March 25, 2009 has increased to approximately ¥146 billion (including a subordinated loan of ¥20 billion) in a short period of time.  In addition, two SPCs which are consolidated subsidiaries of Atrium owe Credit Saison ¥44 billion.  Such factors led Atrium to include a note in its consolidated and non-consolidated financial statements for the fiscal year ended February 28, 2009 to the effect that there were material doubts as to the company’s status as a going concern.

Credit Saison and Atrium have considered various options, including ceasing Atrium’s operations, available to Atrium in this adverse environment, which shows no signs of improvement.  These deliberations have been aided by advice received from financial advisers, lawyers, public accountants, tax accountants, real estate appraisers and other specialists, and have been conducted in conjunction with concerted efforts to gather information, ascertain the factual background and clarify the issues facing Atrium in connection with the current state of Atrium’s business and finances, its management resources, the current value of its business and the future potential and forecasts in connection with such business, the impact that the deterioration of Atrium’s financial situation will have on the relationships Credit Saison and Atrium enjoy with other parties, including financial institutions, and any other factors that may affect the corporate value of the two companies.

As a result of these considerations, Credit Saison reached the conclusion that implementing the Restructuring Support and making Atrium its wholly-owned subsidiary, thereby ensuring the continuation of Atrium’s business as an integrated part of the Credit Saison Group, in addition to conducting an early fundamental review of Atrium’s business structure and executing the “Fundamental Organizational Restructuring” in a prompt and flexible manner, would secure the corporate value of the Credit Saison Group and contribute to the best interests of the shareholders of both Credit Saison and Atrium.  (For further information with respect to the revisions to Atrium’s business results forecasts and the current summary of the organizational restructuring, please refer to “Notification with Respect to the Recording of an Extraordinary Loss in Connection with the Formulation of a Business Restructuring Plan, Revision of Business Results Forecasts, and Reduction of Executive Compensation” released by Atrium on March 25, 2009).

The following sets forth the specific initiatives that comprise the Restructuring Support.

a.	Consolidation of Atrium’s Interest-Bearing Debt through an Assumption of Debt and other Initiatives

Atrium’s interest-bearing debt will be consolidated under Credit Saison through the assumption of loans extended to Atrium by financial institutions, along with the implementation of other relevant initiatives, as a result of which Credit Saison will acquire the right to demand payment of such loans. The aforementioned transactions will be conducted pursuant to agreements entered into between Credit Saison and Atrium pertaining to the debt assumption, Consolidation Loans (as defined below) and other matters. By supplementing Atrium’s ability to obtain financing through this initiative and by reducing Atrium’s liabilities through the Capital Increase described below in “b. Third Party Allocation of New Shares issued by Atrium to Credit Saison”, Credit Saison will enable Atrium to stabilize its financial base and minimize the possibility of its future business activities being significantly adversely affected.

For more information, please see “2. Consolidation of Interest-bearing Debt through the Debt Assumption” below.

b.	Third Party Allocation of New Shares Issued by Atrium to Credit Saison

The Capital Increase will be conducted for the purpose of turning a portion of the debt owed by Atrium to Credit Saison into equity (by means of a debt equity swap), thereby enhancing its shareholders’ equity. As a result of the Capital Increase, Atrium can improve its financial structure and stabilize its financial base promptly and efficiently by enhancing its shareholders’ equity and reducing interest-bearing debt.

The implementation of the Capital Increase will result in a significant dilution of the ownership interests of the existing shareholders of Atrium.  However, the prompt stabilization of Atrium’s financial base is of utmost importance because unless Atrium’s excess liabilities are eliminated at an early stage, Atrium’s business activities will be significantly adversely affected and consequently, serious damage may be incurred to the corporate value of Atrium and Credit Saison.  Moreover, based on current market and business conditions and other relevant factors, procuring funds through a third party allocation of new shares by means of a public offering or other method would pose significant difficulties for Atrium.  Under such circumstances, the Capital Increase through a debt equity swap is not only the most reasonable method currently available to Atrium of procuring funds, but it is also believed that it will contribute to the best interests of Atrium’s shareholders.

For more information, please see “3. Share Issuance through a Third Party Allocation of New Shares” below.

c.	The Share Exchange

Along with implementing the initiatives set forth in “a.” and “b.” above, and integrating Atrium as its wholly-owned subsidiary through the share exchange, Credit Saison and Atrium have determined that, in order to improve and strengthen Atrium’s financial base and implement the aforementioned “Fundamental Organizational Restructuring” in a prompt and agile manner, the Credit Saison Group will need to reorganize its corporate structure to facilitate prompt and flexible decision-making that would allow the Credit Saison Group to develop and execute bold strategies.

Through this initiative, Credit Saison will be able to promptly and efficiently restructure Atrium’s management, thereby establishing a corporate group structure to ensure the maintenance and improvement of the corporate value of the Credit Saison Group, while promoting the effective utilization of the group’s management resources and capital.  Furthermore, Atrium anticipates that becoming a wholly-owned subsidiary of Credit Saison will enable it to restructure its business as quickly as possible and put its business activities on course for stability, while receiving credit enhancement from its parent company, Credit Saison.

Although Atrium’s stock is scheduled to be delisted on July 28, 2009, the common stock of Credit Saison, which will be exchanged for the common stock of Atrium through the Share Exchange, may be traded on the stock exchange.  Accordingly, those shareholders who hold 770 or more Atrium shares of common stock and who will receive the amount of shares equivalent to, or in excess of, the one hundred shares of common stock of Credit Saison necessary to constitute one unit of Credit Saison shares, will continue to enjoy stock liquidity after the Share Exchange.  For more information, please see “5. The Share Exchange” below.

Credit Saison and Atrium will continue to consider all possible options for securing and improving the corporate value of both companies going forward, including strengthening Atrium’s management base, redistributing management resources within the Credit Saison Group, eliminating and consolidating business segments, and assessing the possibility of further organizational restructuring.  For more information, please refer to “6. Post-Restructuring Support Outlook” below.

(2)	Schedule of the Restructuring Support

The Restructuring Support to be provided by Credit Saison to Atrium may be outlined as follows:

Execution of the Basic Agreement	Wednesday, March 25, 2009
Implementation of the Debt Assumption	Tuesday, March 31, 2009 (scheduled)
Effective date of the First Capital Increase	Friday, April 10, 2009 (scheduled)
Partial Amendment to the Articles of Incorporation at the Ordinary General Meeting of Shareholders (Atrium) (Increase in number of shares authorized to be issued)	Thursday, May 28, 2009 (scheduled)
Effective date of the Second Capital Increase	Monday, June 1, 2009 (scheduled)
Meetings of the Boards of Directors of Credit Saison and Atrium (Resolution to approve the Share Exchange)	Wednesday, June 17, 2009 (scheduled)
Execution of the agreement pertaining to the share exchange (Credit Saison and Atrium)	Wednesday, June 17, 2009 (scheduled)
Effective date of the Share Exchange	Saturday, August 1, 2009 (scheduled)

2.	Consolidation of Interest-bearing Debt through the Debt Assumption

2-1.	Total Amount of Debt (as of February 28, 2009)

Consolidated:	¥324,812 million

Non-consolidated:	¥272,262 million

2-2.	Description of the Financial Support

The Debt Assumption, which forms part of the Financial Support, is described below.  For information with respect to the Capital Increase, please see “3. Share Issuance through a Third Party Allocation of New Shares” below.

(1)	The Debt Assumption

Credit Saison and Atrium entered into an agreement with respect to debt assumption and an agreement with respect to Consolidation Loans (as defined below) (jun shouhi taishaku keiyaku) on March 25, 2009 (the “Debt Assumption Agreement”).  Pursuant to these agreements, Credit Saison, Atrium’s parent company, will assume (i) Atrium’s borrowings other than money borrowed from Credit Saison, the corporate bonds described in “(2)” below, and the subordinated corporate bonds and subordinated loans described in “(3)” below (the total of amount of such borrowings is expected to be approximately ¥90.6 billion), and (ii) Atrium’s interest rate swap agreement (the notional principal of which is ¥54.8 billion) on March 31, 2009.  Atrium will then assume liability for reimbursing Credit Saison for the principal, interest, late charges and all other charges incurred in connection with repaying the assumed debt described above, and will be liable to repay consolidation loans (“Consolidation Loans”) to Credit Saison in respect of the money needed to fulfill such repayment liability.

(2)	Purchase and Cancellation of Bonds

At the meeting held on March 25, 2009, the Board of Directors of Atrium resolved to purchase and cancel all of the bonds issued by Atrium as of March 31, 2009 using a new loan from Credit Saison.  The bonds, whose total value is approximately ¥18 billion, will be purchased and cancelled on March 31, 2009.

(3)	Purchase of Subordinated Bonds and Subordinated Loans

The Board of Directors of Credit Saison resolved, at the meeting held on March 25, 2009, that Credit Saison will (i) purchase Series 1 unsecured bonds issued by Atrium (subordinated bonds with a total value of ¥3.1 billion) from the holders of such bonds; and (ii) assume responsibility for the repayment of a total of ¥300 million in debt (subordinated loan).

(4)	Extension of New Loans

Credit Saison will extend a new loan to Atrium in order to enable Atrium to repay that portion of Atrium’s debt owed to financial institutions which is not subject to the Debt Assumption.  The total amount of this loan is expected to be approximately ¥33 billion (including approximately ¥18 billion described in “(2) Purchase and Cancellation of Bonds” above).  Credit Saison will also establish new maximum loan limits to cover obligations such as future subrogated payments in connection with loans secured by real estate that Atrium has guaranteed on behalf of Credit Saison.

Although the breakdown of the Debt Assumption in respect of Atrium’s borrowings described in “(1) The Debt Assumption” above (which is expected to amount to approximately ¥90.6 billion) and the new loans to be extended in order to enable Atrium to fulfill its repayment obligations described in “(4) Extension of New Loans” (which is expected to amount to approximately ¥33 billion) may change, the maximum limit in respect of these initiatives has been set at approximately ¥123.7 billion.

3.	Share Issuance through a Third Party Allocation of New Shares

The Third Party Allocation of New Shares through a debt equity swap, in which the debt owed by Atrium to Credit Saison will serve as payment in kind, may be outlined as follows.

Once the possibility of Atrium’s future business activities being significantly adversely affected has been avoided through the Financial Support, the total funding necessary to eliminate Atrium’s excess liabilities at an early stage and to stabilize its financial base is expected to be approximately ¥60 billion.  In light of the current fair value of the common stock of Atrium and under the assumption that the issue price in the Capital Increase will be ¥112, approximately 535 million shares would need to be issued in order to conduct a capital infusion on the scale contemplated herein.  Because the number of Atrium shares currently issued and outstanding is 44,785,200 shares and the number of Atrium shares authorized to be issued is 144,000,000 shares, the number of shares authorized to be issued pursuant to Atrium’s current Articles of Incorporation must be increased in order to issue the 535 million shares of common stock set forth above.

Therefore, Atrium plans to initially conduct a third party allocation of new shares through a debt equity swap in which it will issue 99,027,000 shares of common stock, representing the number of shares that may be issued under the current Articles of Incorporation (the “First Capital Increase”).  The First Capital Increase will be implemented in accordance with the outline set forth below, and the (scheduled) due date for payment is April 10, 2009.  Subsequent to the First Capital Increase, Atrium will seek approval at its 30th Ordinary General Meeting of Shareholders to be held on May 28, 2009 for an amendment to the Articles of Incorporation, pursuant to which the number of shares authorized to be issued would be increased to 575,248,800 shares, the maximum allowable number of issuable shares pursuant to the Company Law of Japan (the “Company Law”).  Credit Saison will have voting rights at the General Meeting of Shareholders in respect of the new shares issued to it by Atrium through the First Capital Increase.

Subject to such partial amendment to the Articles of Incorporation being approved and carried out, Atrium plans to conduct a second third party allocation of new shares through a debt equity swap in which it will issue 431,248,800 shares of common stock, representing the number of shares that may be issued under the amended Articles of Incorporation (the “Second Capital Increase”).  The Second Capital Increase will be implemented in accordance with the outline set forth below, the (scheduled) due date for payment is June 1, 2009 and the subscription price will be equivalent to the subscription price in the First Capital Increase.

3-1-a.	Outline of Issuance (First Capital Increase)

(1)	Number of shares to be issued	99,027,000 shares of common stock
(2)	Issue price	¥112 per share
(3)	Aggregate issue price	¥11,091,024,000
Payment shall be made in the form of debt owed by Atrium in an amount equal to the aggregate issue price as payment in kind (debt equity swap).
(4)	Amount credited to capital stock	¥5,545,512,000
(5)	Method of offering or allocation	Third party allocation
(6)	Application due date	April 10, 2009
(7)	Date of distribution and effective date	April 10, 2009
(8)	Party to which new shares shall be allocated and the number thereof	Credit Saison: 99,027,000 shares Credit Saison plans to enter into a contract with Atrium stipulating that it will subscribe for the total number of new shares issued.

(9)	Each of (1) through (8) above is subject to the effectiveness of the notification filed pursuant to the Financial Instruments and Exchange Law of Japan
(10)	Consideration payable	Principal amount of loan receivable pursuant to the loan agreement dated March 25, 2009.
	Amount of claim	¥11,091,024,000

3-1-b.	Outline of Issuance (Second Capital Increase)

(1)	Number of shares to be issued	431,248,800 shares of common stock
(2)	Issue price	¥112 per share
(3)	Aggregate issue price	¥48,299,865,600
Payment shall be made in the form of debt owed by Atrium in an amount equal to the aggregate issue price as payment in kind (debt equity swap).
(4)	Amount credited to capital stock	¥24,149,932,800
(5)	Method of offering or allocation	Third party allocation
(6)	Application Due Date	June 1, 2009
(7)	Date of distribution and effective date	June 1, 2009
(8)	Party to which new shares will be allocated and the number thereof	Credit Saison: 431,248,800 shares Credit Saison plans to enter into a contract with Atrium stipulating that it will subscribe for the total number of new shares issued.
(9)	Each of (1) through (8) above is subject to the effectiveness of the notification filed pursuant to the Financial Instruments and Exchange Law of Japan
(10)	Consideration Payable	Principal amount of loan receivable pursuant to the loan agreement dated March 25, 2009.
	Amount of claim	¥48,299,865,600

The following table outlines the principal amount of loans receivable pursuant to the loan agreement dated March 25, 2009, which is the subject of the debt equity swap.

	Creditor	Total amount of claim	Amount of payment in kind	Note (Current conditions for repayment, etc.)
First Capital Increase	Credit Saison	¥11,091,024,000	¥11,091,024,000	Interest rate: Short-term prime rate Date of repayment: April 10, 2009
Second Capital Increase	Credit Saison	¥48,299,865,600	¥48,299,865,600	Interest rate: Short-term prime rate Date of repayment: June 1, 2009

(Note)
The loan agreement dated March 25, 2009 referred to above was executed for the purpose of refinancing a portion of the existing approximately ¥146 billion in debt owed by Atrium to Credit Saison described in “(1) Purpose and Background” of “1. Purpose and Background of the Restructuring Support (Debt Assumption, Third Party Allocation of New Shares and Share Exchange)” above, and does not contemplate the new loans set forth above in “2-2(4) Extension of New Loans” of “2. Consolidation of Interest-bearing Debt through the Debt Assumption”.

Pursuant to Article 207-9, Paragraph 5 of the Company Law, an inspection of the payment in kind in the Capital Increase is not required.

3-2.	Amount of and Use of Funds Procured

(1)	Amount of Funds Procured (Estimated balance of proceeds)

Because both the First Capital Increase and the Second Capital Increase will be conducted through a debt equity swap, in which the loans pursuant to the loan agreement dated March 25, 2009 will serve as payment in kind, no funds will be procured.

(2)	Specific Use of Funds Procured and Scheduled Period of Expenditure

Because both the First Capital Increase and the Second Capital Increase will be conducted through a debt equity swap, in which the loans pursuant to the loan agreement dated March 25, 2009 will serve as payment in kind, Atrium will not receive any proceeds. Instead, Atrium’s interest-bearing debt will be reduced by approximately ¥11,091 million, representing the aggregate issue price of the First Capital Increase, and approximately ¥48,299 million, representing the aggregate issue price of the Second Capital Increase, as of the respective payment due dates of each Capital Increase.

(3)	Analysis of the Reasonableness of the Use of Funds Procured

Credit Saison and Atrium believe that, in the current adverse operating environment, effectively improving Atrium’s financial structure while reducing Atrium’s interest-bearing debt will stabilize Atrium’s financial base, ensure the continuation of its business and will enable the “Fundamental Organizational Restructuring” (described above) to be implemented. The companies also believe that it will contribute to maintaining and enhancing the corporate values of Atrium and Credit Saison.  Accordingly, Credit Saison and Atrium have determined that conducting a third party allocation of new shares through a debt equity swap, in which the loans extended to Atrium will serve as payment in kind, is reasonable.

3-3.	Business Results for the Most Recent Three Fiscal Years and Status of Equity Financing

(1)	Business Results for the Most Recent Three Fiscal Years (Consolidated)

(in millions of yen; unless otherwise specified)
Fiscal Year End	Year ended February 2006	Year ended February 2007	Year ended February 2008
Net sales	73,976	105,195	121,382
Operating income	10,427	16,043	26,830
Ordinary profit	8,706	13,874	24,286
Net income	4,406	7,086	12,421
Net income per share (yen)	417.60	177.61	282.84
Dividend per share (yen)	70.00	41.00	70.00
Net assets per share (yen)	1,865.05	920.71	1,137.83

(2)	Number of Issued and Outstanding Shares and Shares with Dilutive Effect
(as of February 28, 2009)
Class	Number of Shares	Percentage of the Issued and Outstanding Shares
Number of issued and outstanding shares	44,785,200 shares	100%
Number of shares with dilutive effect at current conversion price (exercise price)	94,800 shares	0.21%
Number of shares with dilutive effect at the lowest conversion price (exercise price)	– shares	– %
Number of shares with dilutive effect at the highest conversion price (exercise price)	– shares	– %

(3)	Share Price Information
a.	Share Price Information for the Most Recent Three Fiscal Years
(Yen)
Fiscal Year End	Year ended February 2007	Year ended February 2008	Year ended February 2009
Open price	2,970	3,550	1,830
High price	4,417	3,700	1,830
Low price	2,683	1,502	99
Closing price	3,580	1,923	109

b.	Share Price Information for the Most Recent Six Months	(Yen)
	Sep. 2008	Oct. 2008	Nov. 2008	Dec. 2008	Jan. 2009	Feb. 2009	Mar. 2009
Open price	482	441	232	239	307	187	116
High price	676	441	273	369	307	198	125
Low price	340	197	190	190	178	99	103
Closing price	440	220	247	296	191	109	123

(Note)	The share price for March 2009 is the share price as of March 24, 2009.

c.	Share Price Information for the Day Preceding the Resolution pertaining to Share Issuance
(Yen)
As of March 24, 2009
Open price	135
High price	137
Low price	121
Closing price	123

(4)	Status of the Contemplated Equity Financing
a.	Third Party Allocation of New Shares (First Capital Increase)

Date of issuance	April 10, 2009
Amount of funds to be procured	¥11,091,024,000 (Issue price: ¥112 per share)
Number of issued and outstanding shares at the time of offering	44,785,200 shares
Number of shares to be issued pursuant to the capital increase	99,027,000 shares

Total number of issued and outstanding shares after offering	143,812,200 shares
Party to which new shares will be allocated	Credit Saison Co., Ltd.

b.	Third Party Allocation of New Shares (Second Capital Increase)

Date of issuance	June 1, 2009
Amount of funds to be procured	¥48,299,865,600 (Issue price: ¥112 per share)
Number of issued and outstanding shares at the time of offering	143,812,200 shares
Number of shares to be issued pursuant to the capital increase	431,248,800 shares
Total number of issued and outstanding shares after offering	575,061,000 shares
Party to which new shares will be allocated	Credit Saison Co., Ltd.

(5)	Equity Financing in the Most Recent Three Fiscal Years

N/A

3-4.	Major Shareholders of Atrium and their Percentage of Shareholding

(Thousands of shares, except for percentages)
Name of shareholders	Before the Capital Increase (as of February 28, 2009)		After the First Capital Increase (scheduled)		After the Second Capital Increase (scheduled)
Credit Saison Co., Ltd.	17,400.0	38.85%	116,427.0	80.96%	547,675.8	95.24%
Japan Trustee Services Bank, Ltd. (Trust Account)	2,034.9	4.54%	2,034.9	1.41%	2,034.9	0.35%
Northern Trust Company (AVFC)	1,192.4	2.66%	1,192.4	0.83%	1,192.4	0.21%
Tsuyoki Takahashi	1,050.0	2.34%	1,050.0	0.73%	1,050.0	0.18%
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	1,013.4	2.26%	1,013.4	0.70%	1,013.4	0.18%
Saison Fundex Corporation	900.0	2.01%	900.0	0.63%	900.0	0.16%
Mitsubishi UFJ Capital Co., Ltd.	690.0	1.54%	690.0	0.48%	690.0	0.12%
Japan Securities Finance Co., Ltd.	604.6	1.35%	604.6	0.42%	604.6	0.11%
Concerto Co., Ltd.	400.0	0.89%	400.0	0.28%	400.0	0.07%
Hiroshi Rinno	396.2	0.88%	396.2	0.28%	396.2	0.07%

(Note)
The above shareholding percentages represent the percentages of the total number of issued and outstanding shares.  The information listed under “After the First Capital Increase” was calculated by adding the number of shares to be issued pursuant to the First Capital Increase to the total number of shares recorded on the shareholders’ register of Atrium as of February 28, 2009.  The information listed under “After the Second Capital Increase” was calculated by adding the number of shares to be issued pursuant to the Second Capital Increase to the expected number of shares after the First Capital Increase.

3-5.	Reasonableness of Conditions of Issuance of New Shares

(1)	Summary of the Calculation of Issue Price

The issue price is ¥112.  This price was determined using ¥122.2 as a reference price, which is the average closing price of the common stock of Atrium on the Tokyo Stock Exchange over a period of 5 business days prior to the trading day immediately preceding the date on which resolutions pertaining to the Capital Increase were passed at the meeting of the Board of Directors (from March 17, 2009 to March 24, 2009).  The issue price represents a discount of 8.35% to the average price over the period above.  The discount was determined pursuant to discussions between Atrium and Credit Saison, taking into consideration factors such as Atrium’s financial situation, business results forecasts and the operating environment.  Atrium believes that the issue price complies with the “Guideline with Respect to the Administration of Third Party Allocations of New Shares and Other Transactions” issued by the Japan Securities Dealers Association (JSDA).

(2)	Basis of Determination that the Amount of Issuance and Extent of Share Dilution are Reasonable

The Capital Increase, which comprises the First Capital Increase and the Second Capital Increase, represents approximately 1,184% of the total number of Atrium shares issued and outstanding prior to the Capital Increase (and approximately 92.2% of the total number of Atrium shares issued and outstanding after the Capital Increase).  Accordingly, the Capital Increase will have a substantial dilutive effect on Atrium shares.  However, if the excess liabilities that Atrium faces are not eliminated at an early stage, Atrium’s future business activities will be significantly adversely affected, which may result in substantial damage not only to the corporate value of Atrium but also to that of the Credit Saison Group.  Credit Saison and Atrium have considered a number of options for overcoming this dire situation and have discussed the issue extensively.  As a result, in light of the current market situation and other factors, Credit Saison and Atrium determined that conducting the Capital Increase through a debt equity swap was the most reasonable method of increasing Atrium’s capital, that conducting such Capital Increase, which would result in the amount of shares issued and the dilution described above, would enable the continuation of Atrium’s business and the stabilization of its financial base, leading to the maintenance and enhancement of Atrium’s corporate value and that, accordingly, the amount of issuance was reasonable.

3-6.	Reason for Selecting the Party to which New Shares will be Allocated

(1)	Description of the Party to which New Shares will be Allocated

For a description of the party to which new shares will be allocated, please refer to  “5-2. Description of Parties to the Share Exchange” of “5. Share Exchange” below.

(2)	Reason for Selecting the Party to which New Shares will be Allocated

For the reason for selecting the party to which new shares will be allocated, please refer to “(1) Purpose and Background” of “1. Purpose and Background of the Restructuring Support (Debt Assumption, Third Party Allocation of New Shares and Share Exchange)” above.

(3)	Retention Policy of the Party to Which New Shares will be Allocated

Atrium does not have any arrangement with Credit Saison regarding the continuing retention and depositing of the new shares to be allocated through the Capital Increase. However, Credit Saison plans to issue a pledge (kakuyakusho) to Atrium which states that Credit Saison shall notify Atrium in writing if Credit Saison transfers all or some of the new shares during a two year period from the date of issuance of the new shares.

4.	Summary of Business Restructuring Plan

(1)	Causes of Operating Difficulties

The turmoil that the domestic and overseas financial markets have been experiencing since 2007 started spreading to the real economy in the wake of the “Lehman shock” in September 2008.  This, together with the fact that the credit crunch became even more pronounced, greatly affected the real estate industry and the real estate financing industry, in which Atrium operates.  Under such economic conditions, Atrium has made streamlining its balance sheet a matter of the highest priority since the second half of the fiscal year, and has focused its efforts on selling as much real estate inventory as possible.  However, Atrium found it difficult to execute such sales in accordance with its plans due to a dramatic decline in liquidity in the real estate market.  This difficulty was particularly pronounced with respect to Atrium’s efforts to sell the large-scale development projects that it undertook when the real estate market was rising.  In addition, Atrium was unable to reduce its own assets, due to the sudden increase in subrogated payments in the Real Estate Loan Guarantee Business.

As a result, Atrium is currently facing excess liabilities which arose from Atrium recording both a substantial amount of valuation losses arising from the decline in real estate prices and a significant amount of allowance for doubtful accounts in connection with subrogated payments.  Such deterioration in Atrium's financial base may significantly damage Atrium's credit, and made it difficult for Atrium to continue its operations.

(2)	Specific Details of the Business Restructuring Plan (including the elimination of the causes of operating difficulties)

Atrium recognized that the main reason for the decline in Atrium’s business results and the causes of Atrium’s operating difficulties was that Atrium devoted too much effort to large-scale development projects, and that, because the sudden increase in subrogated payments in the Real Estate Loan Guarantee Business exceeded expectations, Atrium’s own assets remain in the current real estate market.

Based on such reflection, Atrium plans to work towards solving the various issues described above by implementing the “Fundamental Organizational Restructuring”, which will primarily consist of the following measures, as its plan for business restructuring (the “Business Restructuring Plan”).  The period for the Business Restructuring Plan will be from February 28, 2009 through February 28, 2014.

(a)	Selection and Centralization of Business

Atrium plans to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business, which triggered the business crisis.  Atrium plans to specialize in (i) short term/fast turnover-type Real Estate Liquidation Business targeting mid- to small- scale property, which is one of the businesses on which Atrium was founded and in which Atrium has a long and stable track record, even in times of recession, and (ii) the Loan Servicing Business, in which profits resulting from future bulk sales are expected.

(b)	Rationalization of Organizational/Human Resource Structures

In addition to withdrawing from the Real Estate Loan Guarantee Business and the Strategic Investment Business described in (a) above, Atrium will work towards creating a rational and efficient organizational system by reviewing its bloated organizational structure and eliminating or integrating its sales bases.  In addition, in order to reduce labor costs, Atrium will rationalize human resources by seeking personnel who are interested in early retirement.

For details of the rationalization of Atrium’s organizational/human resource structures, please refer to “Notification with Respect to Rationalization of Human Resources, including Reduction of Personnel” which was released by Atrium on March 25, 2009.

(c)	Streamlining Balance Sheet

Based on its review of book values, Atrium will, as early as possible, improve its balance sheet by reducing its assets through the realization of the sale of real estate held by it.

(d)	Financial Restructuring

The basis for the prompt implementation of the Business Restructuring Plan is to improve and strengthen the financial base of Atrium by reducing its interest-bearing debt through early sales of inventory real estate and enhancing shareholder equity through the Financial Support, which includes the Debt Assumption by Credit Saison and the Capital Increase.

(e)	Capital Policy

As described in “3. Share Issuance through a Third Party Allocation of New Shares” above, the Capital Investment through a debt equity swap in respect of a payment in kind, totaling approximately ¥60 billion, is being conducted by Credit Saison in order to enhance Atrium’s shareholders’ equity, in addition to reducing interest-bearing debt and eliminating Atrium’s excess liabilities early.  Furthermore, in order to maximize shareholder return of both Credit Saison and Atrium, Credit Saison will promptly and flexibly implement measures to strengthen the management base of the whole Credit Saison Group, and will work towards carrying out the “Fundamental Organizational Restructuring” by making Atrium its wholly-owned subsidiary through the Share Exchange.

(f)	Management Responsibility and Change in Management Structure

In order to fulfill management responsibility with respect to the deterioration of Atrium’s business results and the business crisis, at the end of Atrium’s ordinary general meeting of shareholders scheduled to be held on May 28, 2009 (the “Ordinary General Meeting”), Atrium plans to have five of the current six directors of Atrium, including the President and CEO, resign, submit an agenda at the Ordinary General Meeting to elect new directors from the three candidates selected by Credit Saison, renew the management system after obtaining shareholder approval, and implement the resignation or demotion of executive officers, among others.  The following table shows Atrium’s management structure as of March 25, 2009 and the new management structure scheduled to become effective after the Ordinary General Meeting.

Management System (as of March 25, 2009)	New Management System (After the Ordinary General Meeting) (expected)

Tsuyoki Takahashi, President and CEO
Susumu Tsukamoto, Senior Management Director and COO
Osamu Sadakata, Senior Management Director and CFO
Takushi Fujita, Director and Managing Executive Officer
Tsugumasa Sekiguchi, Director and Managing Executive Officer
Akira Hoshino, Director and Managing Executive Officer
Toshiharu Suzuki, Standing Statutory Auditor
Kiyotaka Tanaka, Auditor
Masaru Sakurai, Auditor

Hideki Miyauchi, President and CEO
Susumu Tsukamoto, Managing Director
Hong Tae Kim, Managing Director
Hiroshi Kaito, Director
Toshiharu Suzuki, Standing Statutory Auditor
Masaru Sakurai, Auditor
Shingo Tsuchihashi, Auditor

Under the new management structure, Credit Saison, which will become Atrium’s sole shareholder through the Restructuring Support, will, while providing Atrium with full-scale support, improve and strengthen corporate governance, improve the efficiency and rationalization of management and implement organizational restructuring promptly and flexibly.

Furthermore, as part of fulfilling management responsibility, Atrium plans to suspend the payment of bonuses to executives for the fiscal year ended February 28, 2009, reduce annual executive compensation by approximately 30~40%, and abolish the stock option plan for executives, among others.  Credit Saison plans to reduce officers’ compensation by 10~25% for the three-month period being April 2009 and reduce the total amount of compensation paid to officers by 25% for the one-year period beginning July 2009.

(3)	Shareholders’ Equity Enhancement Measures, including Injection of New Capital and Debt Equity Swap

As a means of enhancing Atrium’s shareholders’ equity in order to eliminate its excessive liabilities early, ensure the continuation of its business, stabilize its financial base, and execute the “Fundamental Organizational Restructuring”, Credit Saison plans to improve Atrium’s financial structure through enhancing Atrium’s shareholders’ equity and reducing its interest-bearing debt by undertaking a third party allocation of new shares through a debt equity swap in which a portion of the debt owed by Atrium to Credit Saison will serve as payment in kind (the Capital Increase).

(4)	Partial Amendment to the Articles of Incorporation

As described above, Atrium must establish such number of shares authorized to be issued necessary to increase its capital by an amount equivalent to the investment contemplated in the Restructuring Support, which is expected to be approximately ¥60 billion.  In order to do so, once 99,027,000 Atrium shares have been issued through the First Capital Increase and Atrium’s issued and outstanding shares have increased to 143,812,200 shares, Atrium plans to seek approval at its Ordinary General Meeting of Shareholders to be held on May 28, 2009 for an amendment to the Articles of Incorporation, pursuant to which the number of shares authorized to be issued would be increased to 575,248,800 shares, the maximum allowable number of issuable shares pursuant to the Company Law.  The details of the proposed amendment to the Articles of Incorporation will be disclosed promptly upon determination.

(5)	Financing Plan

As part of the Restructuring Support, Credit Saison plans to support Atrium with respect to financing through investments, loans and other methods.

(6)	Plan with Respect to Debt Repayment

With respect to the interest-bearing debt that will be consolidated under Credit Saison as a result of the Financial Support, once a portion of such debt has been reduced as a result of the Capital Increase through debt equity swap, Atrium will continue to steadily repay the remaining debt at the interest rate and over the period of time as will be agreed upon with Credit Saison, on such terms as will not interfere with the implementation of the Business Restructuring Plan.

5.	Share Exchange

5-1.	Summary of the Share Exchange

(1)	Schedule of the Share Exchange

Meetings of the Boards of Directors of Credit Saison and Atrium (Determination to approve the Share Exchange)	Wednesday, March 25, 2009
Execution of the Basic Agreement between Credit Saison and Atrium	Wednesday, March 25, 2009
Meetings of the Boards of Directors of Credit Saison and Atrium (Resolution to approve the Share Exchange)	Wednesday, June 17, 2009 (scheduled)
Execution of the Share Exchange Agreement between Credit Saison and Atrium	Wednesday, June 17, 2009 (scheduled)
Date of final trading of shares of Atrium	Monday, July 27, 2009 (scheduled)
Date of delisting of shares of Atrium	Tuesday, July 28, 2009 (scheduled)
Effective date of the Share Exchange	Saturday, August 1, 2009 (scheduled)

(Note)
Credit Saison plans to implement the Share Exchange without obtaining approval at a general meeting of its shareholders in accordance with “simplified share exchange” (kan-i kabushiki kokan) procedures pursuant to Article 796, Paragraph 3 of the Company Law.  Atrium plans to implement the Share Exchange without obtaining approval at a general meeting of its shareholders in accordance with “short-form share exchange” (ryaku-shiki kabushiki kokan) procedures pursuant to Article 784, Paragraph 1 of the Company Law.

Other information with respect to the Share Exchange, such as procedures and dates, shall be determined by the execution date of the Share Exchange Agreement through discussion between Credit Saison and Atrium, and will be disclosed promptly upon determination.

(2)	Allocation of Shares in the Share Exchange

Name of Company	Credit Saison Co., Ltd. (Parent Company and Sole Shareholder after the Share Exchange)	Atrium Co., Ltd. (Wholly-Owned Subsidiary after the Share Exchange)
Detail of allocation of shares in the Share Exchange	1	0.13
Number of shares to be issued through the Share Exchange	Common stock : 3,560,076 shares (scheduled)

(Note)
In the Share Exchange, Credit Saison plans to allocate and deliver 0.13 shares of common stock of Credit Saison for one share of common stock of Atrium; provided, however, that shares will not be allocated through the Share Exchange in exchange for the 547,675,800 shares of Atrium (including the 99,027,000 shares and 431,248,800 shares, which are expected to be issued at the First Capital Increase and the Second Capital Increase, respectively) that are held by Credit Saison.

Other information with respect to the Share Exchange shall be determined by the execution date of the Share Exchange Agreement through discussion between Credit Saison and Atrium, and will be disclosed promptly upon determination.

Shares of common stock of Credit Saison are scheduled to be delivered as consideration in the Share Exchange.  Shareholders who will hold shares of Credit Saison constituting less than a whole unit (fewer than 100 shares) as a result of the Share Exchange shall have the right to receive those dividends whose record date is after the effective date of the Share Exchange in an amount corresponding to the number of shares that they hold, but will not be able to sell such shares on the stock exchange.  Shareholders who will hold shares of Credit Saison constituting less than a whole unit as a result of the Share Exchange may use the following programs:

a.	Additional purchase program (kaimashi seido) for shares constituting less than a whole unit (so that the total number of shares held would constitute a whole unit)

The program to purchase additional shares allows shareholders who will hold shares constituting less than a whole unit to make a request to Credit Saison to purchase additional shares of common stock in such number necessary to constitute one unit (100 shares).

b.	Buyback program (kaitori seido) for shares constituting less than a whole unit

The buyback program is a program through which Credit Saison will purchase, upon the request of such shareholder, the number of shares of common stock that do not constitute a whole unit and which may not be sold on the stock exchange.

(3)	Basis of Calculation of the Share Exchange Ratio

a.	Basis of the Calculation

In order to ensure the fairness and appropriateness of the calculation of the share exchange ratio in the Share Exchange, Credit Saison and Atrium requested independent third party appraisers to calculate the Share Exchange Ratio.  Credit Saison appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and Atrium appointed BDO Sanyu Tax & Co. (“BDO Sanyu”) as their independent third party appraisers.

When conducting its valuation of the share exchange ratio to be applied to the common stock of Credit Saison and Atrium, Mizuho Securities employed the market price method, because the respective market prices of both companies were available, and the discounted cash flow method (“DCF method”), a calculation method which involves considerations of cashflow to be generated by future business operations.  For the purposes of the market price method, Mizuho Securities employed a valuation date of March 24, 2009 and analyzed the simple average closing prices of the stock of both companies on the Tokyo Stock Exchange during (i) the five (5) business days preceding such valuation date (from March 17, 2009 to March 24, 2009) and (ii) the one (1) month period preceding such valuation date (from February 25, 2009 to March 24, 2009).  The financial forecasts for Credit Saison and Atrium used in the calculation of the share exchange ratio reflected the effects of the downward revision by Credit Saison of its business results forecasts for the fiscal year ended March 31, 2009 and of Atrium’s downward revision of its business results forecasts for the fiscal year ended February 28, 2009.  Moreover, the increases in both the number of shares issued and outstanding and net assets as a result of the issuance by Atrium of new shares to Credit Saison pursuant to the resolution of the meeting of the Board of Directors held on March 25, 2009 were included in the factors considered by Mizuho Securities during its calculation of the share exchange ratio.

As a result of the above, the number of Credit Saison shares to be allocated in exchange for one share of common stock of Atrium has been calculated as follows:

Calculation Method	Range of the Share Exchange Ratio Valuation
Market price method	Between 0.12 and 0.15
DCF method	Between 0.01 and 0.03

Mizuho Securities based its calculation of the share exchange ratio on several assumptions.  Specifically, Mizuho Securities assumed the accuracy and completeness of the information furnished by the two companies and information that was publicly available, and assumed that no facts existed that were not publicly available to Mizuho Securities which could materially affect such calculation.  Mizuho Securities also assumed that the respective assets and liabilities of Credit Saison and Atrium had not been subject to a valuation or appraisal by it.  Furthermore, with respect to the financial forecasts used as references in the calculation, Mizuho Securities assumed that such forecasts were reasonably prepared based on the best estimates of and judgment by the management of both companies, and that the calculation reflects information and economic conditions which were current as of March 24, 2009.

When conducting its valuation of the share exchange ratio to be applied to the common stock of Credit Saison and Atrium, BDO Sanyu employed the market price method, because the respective market prices of both companies were available.  For the purposes of the market price method, BDO Sanyu employed a valuation date of March 24, 2009 and analyzed the simple average closing prices of the stock of both companies on the Tokyo Stock Exchange during the periods (i) the five (5) business days preceding such valuation date (from March 17, 2009 to March 24, 2009), (ii) the one (1) month period preceding such valuation date (from February 25, 2009 to March 24, 2009), and (iii) from three (3) months immediately preceding such valuation date (from December 25, 2008 to March 24, 2009).

BDO Sanyu also conducted a valuation of the share exchange ratio in the Share Exchange in accordance with the DCF method.  However, Atrium’s business is particularly affected by the real estate market in Japan and there are significant difficulties involved in making accurate forecasts with respect to the main causes of fluctuations in such real estate market, thereby creating the possibility of arbitrariness.  Accordingly, BDO Sanyu decided not to use the share valuation rendered by the DCF method, on the basis that it assumed that reliably identifying Atrium’s share value would prove to be difficult.  The figures calculated by BDO Sanyu in connection with the Share Exchange Ratio have been rounded to the nearest hundredth.

As a result of the above, the number of Credit Saison shares to be allocated in exchange for one share of common stock of Atrium has been calculated as follows:

Share Exchange Ratio
Credit Saison	Atrium
1	Between 0.13 and 0.19

BDO Sanyu based its calculation of the share exchange ratio on several assumptions.  Specifically, BDO Sanyu assumed the accuracy and completeness of the information furnished by the two companies and information that was publicly available, and assumed that no facts existed that were not publicly available to BDO Sanyu which could materially affect such calculation.  BDO Sanyu also assumed that the respective assets and liabilities of Credit Saison and Atrium had not been subject to a valuation or appraisal by it.  Furthermore, with respect to the financial forecasts used as references in the calculation, BDO Sanyu assumed that such forecasts were reasonably prepared based on the best estimates of and judgment by the management of both companies, and that the calculation reflects information and economic conditions which were current as of March 24, 2009.

b.	Background of the Calculation

As set forth above, Credit Saison and Atrium each requested their respective third party appraisers to calculate the share exchange ratio in the Share Exchange.  As a result of thorough deliberations, Credit Saison and Atrium determined that the results of such calculations fairly and appropriately reflect the valuations of both companies.

Because of the intrinsic conflict of interest involved whenever a parent company makes its listed subsidiary a wholly-owned subsidiary, the necessity for particular consideration to be accorded to the interests of the minority shareholders of the listed subsidiary is recognized in the context of such transactions.

Based on the fact that Credit Saison and Atrium both announced downward revisions to their respective business results forecasts on March 25, 2009 as a result of the formulation of the restructuring initiatives that Credit Saison will provide to Atrium and Atrium’s realization  of an extraordinary loss in accordance with the restructuring of its business, and the fact that Credit Saison and Atrium share the perspective that careful consideration must be accorded to the conflict of interest present between Credit Saison’s position as Atrium’s parent company and the minority shareholders of Atrium in the Share Exchange, the share exchange ratio in the Share Exchange has been announced on March 25, 2009.

Although the information included in the announcement made by Atrium and Credit Saison of the downward revision to its business results forecasts is not reflected in the past share prices used throughout the calculation of the share exchange ratio in the Share Exchange, Credit Saison and Atrium recognized that using such shares price was appropriate, after considered and reasonable evaluation.  Credit Saison and Atrium recognized the appropriateness of using the share prices because the shares of Credit Saison and Atrium are listed on stock exchanges, and because both companies concluded that avoiding any confusion that could affect the market by relying on a share exchange ratio determined based on the DCF method, in which calculations were based on the Business Restructuring Plan that was formulated in consideration of factors such as the downward revision of Atrium’s business results forecasts announced on March 25, 2009 and the series of transactions contemplated in the Restructuring Support, as well as affording careful consideration to the interests of the minority shareholders of Atrium, would ensure the corporate value of the Credit Saison Group, thereby contributing to the best interests of the shareholders of both companies.

Based on the aforementioned evaluations and as a result of sincere discussions between the two companies, Credit Saison and Atrium determined that the share exchange ratio set forth above is appropriate.  Pursuant to such determination, the Board of Directors of both companies determined and agreed upon the consideration to be issued through the Share Exchange, and the ratio at which such consideration was to be issued, at their respective meetings held on March 25, 2009.

c.	Relationship with the Appraisers

Mizuho Securities, the third party appraiser appointed by Credit Saison, and BDO Sanyu, the third party appraiser appointed by Atrium, are independent from both Credit Saison and Atrium, and neither Mizuho Securities nor BDO Sanyu is a related party of either Credit Saison or Atrium.

(4)	Handling of Stock Acquisition Rights and Bonds with Stock Acquisition Rights Issued by Atrium

Prior to the Share Exchange, Atrium plans to ask persons or entities who hold stock acquisition rights that Atrium has issued to waive such rights.  If such persons or entities have not waived their rights in connection with all of the Atrium stock acquisition rights by the effective date of the Share Exchange, Credit Saison may issue its own stock acquisition rights in exchange for the Atrium stock acquisition rights in the Share Exchange.  Details, including whether or not Credit Saison will issue stock acquisition rights in the Share Exchange, and the conditions under which Credit Saison will issue stock acquisition rights in the event that it decides to do so, shall be determined before the execution date of the Share Exchange Agreement and disclosed accordingly.

As of March 25, 2009, Atrium has not issued any bonds with stock acquisition rights.

(5)	Expectation of Delisting and Reasons

In the event that the Share Exchange is implemented pursuant to the Basic Agreement, Atrium will become a wholly-owned subsidiary of Credit Saison on the scheduled effective date of August 1, 2009.  In such case, the common stock of Atrium will be delisted in accordance with prescribed procedures and pursuant to the securities listing regulations of the Tokyo Stock Exchange as of July 28, 2009 (the final day on which the common stock of Atrium will be traded will be July 27, 2009).  After the common stock of Atrium is delisted, such shares will no longer trade on the Tokyo Stock Exchange.

(6)	Reasons to Seek Delisting and Consideration of Alternative Measures

The purpose of the Share Exchange is as set forth above in “1.(1).c”.  The Share Exchange is not being conducted for the purpose of delisting the shares of Atrium.

Because the common stock of Credit Saison, which will be issued to Atrium shareholders through the Share Exchange, is listed on the Tokyo Stock Exchange and will be able to be traded on the stock exchange even after the Share Exchange, those shareholders of Atrium who hold 770 or more shares of common stock and who will receive the amount of shares equivalent to, or in excess of, the one hundred shares of common stock of Credit Saison necessary to constitute one trading unit of Credit Saison shares, will continue to enjoy stock liquidity after the Share Exchange.

Those shareholders of Atrium who hold less than 770 shares of common stock will receive less than one hundred shares of common stock of Credit Saison, which is the number of shares needed to constitute a trading unit of Credit Saison shares, through the Share Exchange.  Although such shares constituting less than one unit will not be able to be sold on the Tokyo Stock Exchange, shareholders may choose to use the buyback program or the additional purchase program.  For further information with respect to these two programs, please refer to “(2) (Note)” above.

(7)	Measures to Ensure Fairness

In order to guarantee the fairness of the share exchange ratio in the Share Exchange to be conducted between Credit Saison and Atrium, the parties each requested a calculation of the share exchange ratio from their respective independent third party appraisers.  A basic agreement was then reached with respect to the share exchange ratio to be used in the Share Exchange pursuant to evaluations in which the results of such third party appraisers’ calculations were a factor and discussions between Credit Saison and Atrium.

(8)	Measures to Avoid Conflicts of Interest

Mr. Hiroshi Rinno, President and CEO of Credit Saison who also served as an outside director at Atrium until September 30, 2008, and Mr. Hong Tae Kim, a Director of Credit Saison who also serves as a Managing Executive Officer at Atrium, did not participate in the resolutions to approve the Restructuring Support at the meeting of the Board of Directors of Credit Saison at which the series of transactions contemplated by the Restructuring Support, including the Share Exchange, were approved.  Mr. Hiroshi Rinno and Mr. Hong Tae Kim refrained from participating in order to ensure the fairness of such resolutions and because of the possibility that they could represent interests in conflict with those of Credit Saison.  In addition, Mr. Masaru Sakurai, a Standing Auditor of Credit Saison who also serves as a part-time auditor of Atrium, did not express his opinion with respect to any of the aforementioned proposals at the same meeting of the Board of Directors, in order to ensure the fairness of the resolutions pertaining to such proposals and because of the undeniable possibility that he could represent interests in conflict with those of Credit Saison.  The resolutions at such meeting of the Board of Directors were unanimously approved by all of the 13 Directors present.

Mr. Masaru Sakurai did not express his opinion with respect to any of the proposals concerning such resolutions.  Furthermore, in addition to adopting the measures set forth above to ensure the fairness of the resolutions made at the meeting of the Board of Directors of Atrium at which the Restructuring Support to be provided by Credit Saison was approved, such resolutions were unanimously approved by all of the 6 Directors present.

5-2.	Description of Parties to the Share Exchange	(as of February 28, 2009)

(1)	Trade Name	Credit Saison Co., Ltd.		Atrium Co., Ltd.
(2)	Business Description	Credit Card Service Business Finance Business Real Estate Related Business Entertainment Business Other Businesses		Real Estate Liquidation Loan Servicing Real Estate Loan Guarantees Strategic Investments
(3)	Date of Incorporation	May 1, 1951		November 30, 1979
(4)	Address of Head Office	Toshima-ku, Tokyo		Chiyoda-ku, Tokyo
(5)	Name and Title of Representative	Hiroshi Rinno, President and CEO		Tsuyoki Takahashi, President and CEO
(6)	Paid-in Capital	¥ 75,929,364,408 (as of February 28, 2009)		¥ 3,889,588,800 (as of February 28, 2009)
(7)	Number of Issued and Outstanding Shares	181,884,725 shares (as of February 28, 2009)		44,785,200 shares (as of February 28, 2009)
(8)	Net Assets	¥432,818 million (consolidated, as of December 31, 2008)		¥49,348 (consolidated, as of August 31, 2008)
(9)	Total Assets	¥2,605,694 million (consolidated, as of March 31, 2008)		¥326,121 (consolidated, as of August 31, 2008)
(10)	Fiscal Year End	March 31		February 28
(11)	Number of Employees	3,929 (consolidated)		439 (consolidated)
(12)	Major Business Partners	The Seibu Department Stores, Ltd. The Seiyu, Ltd. Sogo Co., Ltd. Takashimaya Co., Ltd. Parco Co., Ltd. Mizuho Bank, Ltd. Mitsui Fudosan Co., Ltd. Yamada-Denki Co., Ltd., etc.		Credit Saison Co., Ltd., etc.
(13)	Major Shareholders and	Mizuho Bank, Ltd.	6.92%	Credit Saison Co., Ltd.	38.85%
	Shareholding Ratio	The Master Trust Bank of Japan, Ltd. (Trust Account)	6.75%	The Master Trust Bank of Japan, Ltd. (Trust Account)	4.54%
		Japan Trustee Service Bank, Ltd. (Trust Account)	6.13%	Northern Trust Company (AVFC)	2.66%
		State Street Bank and Trust Company	4.62%	Tsuyoki Takahashi	2.34%
		Mellon Bank N.A. Treaty Client Omnibus	4.21%	Japan Trustee Services Bank, Ltd. (Trust Account 4G)	2.26%
		Japan Trustee Service Bank, Ltd. (Trust Account 4G)	2.74%	Saison Fundex Corporation	2.01%
		Deutsche Bank AG London 610	2.74%	Mitsubishi UFJ Capital Co., Ltd.	1.54%
		Mizuho Corporate Bank, Ltd.	2.57%	Japan Securities Finance Co., Ltd.	1.35%
		Morgan Whitefriars Equity Derivatives	2.53%	Concerto Co., Ltd.	0.89%
		The Seibu Department Stores, Ltd.	2.25%	Hiroshi Rinno	0.88%

(14)	Major Banks	Mizuho Corporate Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Mizuho Corporate Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Banking Corporation
(15)	Relationship between the Parties to the Share Exchange	Capital Relationship
As of March 25, 2009, Credit Saison holds approximately 38.85% (17,400,000 shares) of Atrium’s issued and outstanding shares.  After the First Capital Increase is conducted, the number shares of Atrium which Credit Saison will hold is expected to be 80.96% (116,427,000 shares) of Atrium’s issued and outstanding shares.  In addition, after the Second Capital Increase is conducted, the number of shares of Atrium which Credit Saison will hold is expected to be 95.24% (547,675,800 shares) of Atrium’s issued and outstanding shares.

Personnel Relationship
As of March 25, 2009, one part-time Auditor of Atrium serves as a standing auditor of Credit Saison, one Managing Executive Officer of Atrium serves as a Director of Credit Saison.  In addition, the Senior Executive Vice President of Credit Saison is an adviser to Atrium.  Furthermore, one employee has been seconded from Credit Saison to Atrium.

Transactional Relationship
Credit Saison engages in the real estate loan business and Atrium provides guarantees to such loans.  The transaction amount of such loan business in the previous fiscal year was approximately ¥219,061 million.  Credit Saison loans funds to Atrium.  The amount of these loan transactions in the previous fiscal year was approximately ¥42,841 million and the balance as of the end of the previous fiscal year was approximately ¥42,841 million.

		Status of relationship with related parties	Atrium is a consolidated subsidiary of Credit Saison, and therefore, is considered a related party of Credit Saison.

(16)	Business Results for the Most Recent Three Fiscal Years

(in millions of yen; unless otherwise specified)
	Credit Saison Co., Ltd. (Parent Company and Sole Shareholder after the Share Exchange) (consolidated)			Atrium Co., Ltd. (Wholly-Owned Subsidiary after the Share Exchange) (consolidated)
Fiscal Year End	Year ended March 2006	Year ended March 2007	Year ended March 2008	Year ended February 2006	Year ended February 2007	Year ended February 2008
Net Sales	274,666	333,683	345,586	73,976	105,195	121,382
Operating Income	69,575	75,201	57,191	10,427	16,043	26,830
Ordinary Profit	71,149	80,157	58,111	8,706	13,874	24,286
Net Income	42,219	14,821	26,755	4,406	7,086	12,421
Net Income Per Share (¥)	237.29	82.79	148.78	417.60	177.61	282.84
Dividend Per Share (¥) (non-consolidated)	26.00	28.00	28.00	70.00	41.00	70.00
Net Assets Per Share (¥)	2,014.20	2,077.69	2,147.04	1,865.05	920.71	1,137.83

5-3.	Post-Share Exchange Situation

(1)	Trade Name	Credit Saison Co., Ltd.
(2)	Business Description	Credit Card Service Business Finance Business Real Estate Related Business Entertainment Business Other Businesses
(3)	Address of Head Office	Toshima-ku, Tokyo
(4)	Name and Title of Representative	Hiroshi Rinno, President and CEO
(5)	Paid-in Capital	¥75,929,364,408 (as of February 28, 2009)
(6)	Total Assets	Yet to be determined. (consolidated)
(7)	Net Assets	Yet to be determined. (consolidated)
(8)	Fiscal Year End	March 31
(9)	Summary of Accounting Procedure	Details of the accounting procedure are yet to be determined. Such details will be disclosed promptly upon determination.

6.	Post-Restructuring Support Outlook

It is anticipated that Credit Saison’s implementation of the Financial Support, comprising the Debt Assumption described in “2-2. Outline of Financial Support” above, subscribing for shares in Capital Increase through a debt equity swap as described in “3. The Third Party Allocation of New Shares” above and making Atrium its wholly-owned subsidiary through the Share Exchange described in “5. Share Exchange” above, in addition to other relevant initiatives, will result in enhancements to Atrium’s shareholders’ equity and a strengthening of Atrium’s financial base.  These measures will also establish a business environment to facilitate Atrium’s execution of its Business Restructuring Plan and “Fundamental Organizational Restructuring”.

Going forward, as Atrium’s parent company and shareholder, Credit Saison will continue to aid Atrium in its efforts to execute the Business Restructuring Plan, bring about a recovery in its business results and strengthen its management base by providing Atrium with supervision and support, primarily through the initiatives contemplated in the Restructuring Support.

An outline of Atrium’s consolidated business results forecasts for the next fiscal year (year ending February, 2011), into which the effects of the Debt Assumption, the Capital Increase, the Share Exchange and other initiatives that comprise the Restructuring Support, as well as that of the Business Restructuring Plan, on Atrium’s business results have been incorporated, are set forth below.

(millions of yen)
	Net Sales	Operating Income	Ordinary Profit	Net Income
Targeted business results for the fiscal year ending February 2010 (consolidated)	74,000	8,000	(300)	(1,000)

The impact on the business results of Credit Saison once the Restructuring Support has been implemented will be disclosed as soon as they are determined.  The consolidated business results forecasts of Credit Saison and Atrium for the current fiscal year and the results of the previous period are as follows:

(REFERENCE)

Credit Saison -	Business Results Forecasts for the Year ending March 31, 2009 (as disclosed on March 25, 2009) and Results from the Previous Period
(millions of yen)

	Net Sales	Operating Income	Ordinary Income	Net Income
Business Results Forecast (Year ending March 31, 2009) (consolidated)	326,000	34,000	31,000	(55,000)
Results from the Previous Period (Year ending March 31, 2008) (consolidated)	345,586	57,191	58,111	26,755

Atrium -	Business Results Forecast for the Year ended February 28, 2009 (as disclosed on March 25, 2009) and Results from the Previous Period
(millions of yen)

	Net Sales	Operating Income	Ordinary Profit	Net Income
Business Results Forecast (Year ended February 28, 2009) (consolidated)	71,400	3,300	(3,800)	(102,800)
Results from the Previous Period (Year ended February 29, 2008) (consolidated)	121,382	26,830	24,286	12,421

(End of Document)